Exhibit 10.1

May 17, 2023

David Jedrzejek

Dear David,

Congratulations on your promotion! I am pleased to extend this formal offer of employment to join LS&Co. as Senior Vice President, General Counsel reporting to me. The details of your offer are as follows:

Effective Date

Your Effective Date is June 1, 2023. As described below, certain terms and conditions, including eligibility for current fiscal year programs, are subject to change based on your actual Effective Date.

Work Location

Your work location will be San Francisco, CA.

Salary

Your new base salary will be $550,000 per year. You are scheduled to receive a performance and compensation review in February 2024, based on your time in the position.

Annual Incentive Plan (AIP)

Your fiscal 2023 AIP participation rate is 70% of your base salary. Depending on results, your actual payout, if any, may be higher or lower and can reach a maximum of 140% of your base salary.  Payments for fiscal 2023 are scheduled for payment in February 2024 and you must be employed by LS&Co. on the payment date.

LS&Co. has the right to modify the program at any time.  Management discretion can be used to modify the final award amount.  Payments are subject to supplemental income tax withholding.

Long Term Incentives

Your offer includes long-term incentive award(s), which give you the opportunity to share in LS&Co.’s success over time.  Your new annual grant target will be USD $650,000. Each grant will be delivered in the form of 50% in Performance Restricted Stock Units, 25% in Restricted Stock Units, and 25% in Stock Appreciation Rights.

Retirement Plans

You will continue to be eligible for LS&Co.’s 401(k) Plan and Deferred Compensation Plan (DCP). As a refresher, our 401(k) Plan is a qualified plan under IRS guidelines, designed to help you save for retirement. In addition, our Deferred Compensation Plan (DCP) is a key part of LS&Co.’s executive benefits program to help you manage your income tax exposure and enable contributions that exceed the IRS limits on the 401(k). As a non-qualified plan, under federal tax law and IRS regulations, it provides you an opportunity through tax deferred savings to add to your retirement resources or to save for short-term needs.

Collectively these plans provide a match of 125% of your contribution from base salary and AIP payout, up to a 7.5% employer match on 6% employee contributions.

Benefits

In addition to participation in LS&Co.’s benefits programs, you are now eligible to enroll in our Executive Health Program which is designed to provide an annual comprehensive preventative and wellness exam.

You are also eligible to participate in the executive perquisite program associated with a position at your level that includes parking and an annual cash allowance of $15,000. The payments are made in two installments of $7,500 in June and December of each year. The Company reserves its right to modify, amend, or terminate the executive perquisite program at any time.

You are eligible for Flexible TOPP (Time Off with Pay Program). This is an integrity-based approach to time off from work. You will not need to track and enter TOPP or sick time. You will take the days you want and need, in consultation with your manager.

Other Terms and Conditions

At-Will Employment

LS&Co. expects that your association with LS&Co. will be mutually beneficial. Nonetheless, LS&Co. is an "at-will employer" and this offer is one of at-will employment, which means that you or LS&Co. can terminate your employment at any time with or without cause, and with or without notice. Only the Chief Executive Officer and the Chief Human Resources Officer can authorize an employment agreement to the contrary, and then such employment agreement must be in writing.

Please note that except for those agreements or plans referenced in this letter and any attachments, this letter contains the entire understanding of the parties with respect to the terms of employment described herein and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. We must receive your signed letter before or on your Effective Date. You may keep one original for your personal records. This offer may be withdrawn at any time prior to your acceptance.

David, we hope that you will find challenge, satisfaction and opportunity in your association with LS&Co.

Sincerely,

Chip Bergh
President and Chief Executive Officer

By signing below, you hereby acknowledge and agree to the terms described in this offer letter.

/s/ David Jedrzejek	May 26, 2023
David Jedrzejek	Date

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